UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016

JAGUAR ANIMAL HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2016, Jaguar Animal Health, Inc. (the “Company”) entered into a separation agreement with John A. Kallassy (the “Separation Agreement”) in connection with Mr. Kallassy’s previously disclosed resignation, effective as of March 18, 2016 (“Separation Date”), as Chief Operating Officer of the Company.

The Separation Agreement provides, among other things, for the following: (a) Mr. Kallassy will receive three months’ severance paid monthly on the 1st of each calendar month for the three calendar months following the effective date of the Separation Agreement; (b) Mr. Kallassy will remain eligible for family medical coverage on the Company’s PPO plan, for which the Company will contribute a portion of the monthly premium, until the earlier of September 1, 2016 or the date Mr. Kallassy becomes eligible for medical coverage under a new employer plan; (c) the vesting of Mr. Kallassy’s unvested stock options is deemed to have accelerated to the Separation Date, and Mr. Kallassy will have ninety days to exercise any vested stock options; and (d) Mr. Kallassy agrees to release and waive all claims (both known or unknown) that he may have against the Company as of the date of the Separation Agreement.

The foregoing description of the terms and conditions of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed with this report on Form 8-K as Exhibit 10.1.

Item 9.01            Financial Statements and Exhibits

(d)               Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated as of April 28, 2016, by and between Jaguar Animal Health, Inc. and John Kallassy.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR ANIMAL HEALTH, INC.

	By:	/s/ Karen S. Wright
		Name:	Karen S. Wright
		Title:	Chief Financial Officer

Date: May 3, 2016

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